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                                                                    EXHIBIT 10.6

                        ASSET PURCHASE AND SALE AGREEMENT

      THIS AGREEMENT (the "AGREEMENT"), dated effective as of January 16, 1998, is made between RJS, INC., a California corporation ("RJS"), a subsidiary of Eltron International, Inc., a California corporation ("ELTRON"), and (RJS and Eltron are collectively and individually referred to as "Seller") and VERIFICATION SYSTEMS INTERNATIONAL, INC. a California Corporation ("Buyer"), with reference to the following objectives:

                                 P R E A M B L E

      WHEREAS, RJS is engaged in the business of manufacturing high speed thermal bar code printers, bar code verifiers and internal on-line verifiers for printing systems;

      WHEREAS, Buyer is engaged in the business of selling verifier and related bar code products and systems; and

      WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain of RJS' assets relating to RJS' bar code verifier business (the "BUSINESS"), excluding bar code printers, bar code printer supplies and spare parts, and all service and maintenance business for verified and non-verified printers, all subject to the terms and conditions set forth in this Agreement.

                  ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

                                    ARTICLE 1
                           SALE AND PURCHASE OF ASSETS

SECTION 1.1 AGREEMENT TO SELL ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), Seller shall sell, transfer and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, the following listed assets of Seller (collectively, the "PURCHASED ASSETS"):

                  (a) PERSONAL PROPERTY. The manufacturing equipment, computers, tools, furniture, office equipment, spare parts, and other personal property listed on Schedule 1.1(a) (the "PERSONAL PROPERTY");

                  (b) INVENTORY. The inventories of raw materials, work-in-process, finished goods and materials and supplies listed on Schedule 1.1(b) (the "INVENTORY");

                  (c) CONTRACTS AND LEASES. All of Seller's right, title and interest, if any, in and to the contracts, agreements, leases, licenses and commitments specifically identified on Schedule 1.1(c) (the "ASSUMED CONTRACTS");

                  (d) INTELLECTUAL PROPERTY. The patents, trade names and trademarks listed on Schedule 1.1(d) and the goodwill associated therewith, and all software and technology related to the Business (the "INTELLECTUAL PROPERTY");

                  (e) RECORDS. The customer lists, warranty information, engineering documentation, and other information specifically listed on Schedule 1.1(e) (the "RECORDS";

                  (f) CORPORATE NAME. The name "RJS, Inc.," and all rights to use or allow others to use such name; provided, however, for a period of three
(3) months, Seller may use such name on its printer products; and

                  (g) ACCOUNTS RECEIVABLE. The accounts receivable of Seller concerning the verifier business outstanding as of the Closing Date, as listed by customer on Schedule 1.1(g) ("ACCOUNTS RECEIVABLE").


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The Purchased Assets shall be transferred to Buyer at the Closing (as defined in
Section 4.1 hereof) free and clear of any and all claims, liens, mortgages, security interests, encumbrances, charges or other restrictions, except the "ASSUMED LIABILITIES" as defined in Section 1.3(b) hereof.

                  Except as specifically listed above, no other assets of Seller are being sold to Buyer.

SECTION 1.2 PURCHASE PRICE AND PAYMENT.

                  (a) PURCHASE PRICE. In consideration for the transfer of the Purchased Assets to Buyer and the other agreements of Seller set forth in this Agreement, Buyer agrees to pay to Seller Two Million Eight Hundred Ninety Nine Thousand Dollars ($2,899,000), plus or minus the amount of the Adjustments determined pursuant to Section 1.2 (c) below to reflect the changes in the Book Value of each of the accounts for the Personal Property, Inventory, Accounts Receivable and Assumed Liabilities (collectively, the "ADJUSTED ASSETS/ LIABILITIES") reflected on the attached balance sheet ("OPENING BALANCE SHEET") to the Book Value of each such account reflected on the Balance Sheet prepared as of the Closing Date ("CLOSING BALANCE SHEET") (the "PURCHASE PRICE"). The Purchase Price shall be paid, at the option of Seller, by cash in the form of either (i) a wire transfer or (ii) a cashier's check.

                  (b) PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid as follows:

                        (i) ESCROW DEPOSIT. At Closing, $150,000 (the "ESCROW DEPOSIT") shall be deposited with the Escrow Agent pursuant to the Escrow Agreement for thirteen (13) months following the Closing to secure Seller's indemnification obligations to Buyer under ARTICLE 8 hereof, and shall be distributed pursuant to the terms of the Escrow Agreement.

                        (ii) PAYMENT TO SELLER. At Closing, Buyer shall deliver to Seller cash in the amount of $2,749,000, which is the Purchase Price less the sum of the Escrow Deposit above.

                        (iii) ADJUSTMENT AMOUNT. Within 30 days following Closing either Buyer shall pay to Seller or Seller shall pay to Buyer the Adjustment Amount determined pursuant to Section 1.2 (c).

                  (c) DETERMINATION OF ADJUSTMENT.

                        (i) DEFINITION OF "BOOK VALUE". The term "Book Value" means the fair value as determined under purchase and accounting methods under generally accepted accounting principles of the specified asset or liability account, as the case may be, as recorded on Seller's Opening Balance Sheet and Closing Balance Sheet consistently prepared.

                        (ii) CLOSING BALANCE SHEET. Within 10 days after the Closing Date, Seller shall prepare and deliver to Buyer a Closing Balance Sheet of the Adjusted Assets/Liabilities of Seller as of the Closing Date. The Closing Balance shall be prepared in a manner consistent with the preparation of the Opening Balance Sheet. For purposes of the Closing Balance Sheet, all account determinations shall be made as of the close of business on the Closing Date. For up to 10 days after the receipt of the Closing Balance Sheet, Buyer may review and provide its comments or objections to the Closing Balance Sheet. Within 5 days after the end of such 10 day period, Seller shall issue the final Closing Balance Sheet. Attached to and made a part of the Closing Balance Sheet shall be a report (1) containing sufficient detail for the determination of and setting forth the amount of the Book Value of the Adjusted Assets/Liabilities Assets as of the Closing Date (the "Closing Book Value") and (2) setting forth the "ADJUSTMENTS", for the accounts of the Inventory, Accounts Receivable and Assumed Liabilities which shall be equal to the difference of (i) the Closing Book Value of the Inventory account, Accounts Receivable account and the Assumed Liability account, minus

(ii)  $749,000 for the Inventory account
      $540,000 for the Accounts Receivable account; and $288,000 for the Assumed Liabilities account,

which the parties agree are the Opening Book Values for each such account of these Adjusted Assets/Liabilities. If the Adjustment Amount is positive, it shall be paid by Buyer to Seller. If the Adjustment Amount is negative, it shall be paid by Seller to Buyer.

                        (iii) RESOLVING DISPUTES. In the event of a disagreement relating to the Closing Balance Sheet, either party may elect to have such disagreement resolved by an accounting firm of nationally recognized


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standing (the "ACCOUNTING FIRM") to be mutually selected by Seller and Buyer.
The Accounting Firm shall make a resolution of the Closing Balance Sheet, which shall be final and binding for purposes of this Agreement. The Accounting Firm shall apply the same accounting principles used to prepare the Opening Balance Sheet. The fees and expenses for the services of the Accounting Firm shall be shared equally by Buyer and Seller.

                  (d) PRORATIONS. The following prorations relating to the Purchased Assets will be made as of the Closing Date, with Seller liable to the extent such items relate to any time period up to and including the Closing Date and Buyer liable to the extent such items relate to periods subsequent to the Closing Date. The net amount of all such prorations will be settled and paid on the Closing Date to the extent feasible, but in no event later than ten (10) days after the Closing Date:

                        (i) Personal property taxes, real estate taxes and assessments, and other taxes, if any, on or with respect to the Purchased Assets.

                        (ii) Rents, additional rents, taxes and other items payable by Seller under any lease, license, permit, contract or other agreement or arrangement to be assigned to or assumed by Buyer.

                        (iii) The amount of rents, taxes and charges for sewer, water, fuel, telephone, electricity and other utilities; provided that if practicable, meter readings shall be taken at the Closing Date and the respective obligations of the parties determined in accordance with such readings.

                        (iv) All other items normally adjusted in connection with similar transactions.

            If the actual expense of any of the above items for the billing period within which the Closing Date falls is not known on the Closing Date, the proration shall be made based on the expense incurred in the previous billing period, for expenses billed less often than quarterly, and on the average expense incurred in the preceding three billing periods, for expenses billed quarterly or more often. Seller agrees to furnish Buyer with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

                  (e) OTHER PAYMENTS. The amount of wages and other remuneration due in respect of periods to and including the Closing Date to employees of Seller and the amount of bonuses, if any, due to such employees for all such periods will be paid by Seller directly to such employees.

SECTION 1.3 ASSUMPTION OF CERTAIN LIABILITIES; OTHER LIABILITIES NOT ASSUMED.

                  (a) ASSUMED CONTRACTS. At the Closing Buyer shall assume and agree to pay, perform and discharge, when due, Seller's obligations arising following the Closing Date, under and pursuant to the Assumed Contracts listed on Schedule 1.1(c).

                  (b) ASSUMED LIABILITIES. At the Closing, Buyer shall also assume and agree to perform and pay when due all of the liabilities and obligations of Seller specifically identified on Schedule 1.3(b) to this Agreement, regardless of whether such liabilities are accrued, absolute, contingent or otherwise, including but not limited to all obligations under the Seller's standard written product service warranty on the listed products serviced by Seller (the "ASSUMED LIABILITIES").

                  (c) OTHER LIABILITIES. Except for the Assumed Liabilities and Assumed Contracts, Buyer shall not assume or be obligated to pay, perform or discharge any liability, obligation, debt, charge or expense of Seller of any kind, description or character, whether accrued, absolute, contingent or otherwise.

SECTION 1.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated as set forth on a Certificate of Allocation to be mutually prepared and signed by Buyer and Seller and attached as Exhibit A; which allocation shall be conclusive and binding on Buyer and Seller for all purposes, including, but not limited to, the reporting and disclosure requirements of the Internal Revenue Service.

                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER


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      Seller represents and warrants to Buyer, each of which is true and correct on the date hereof and shall remain true and correct to and including the Closing Date, as follows:

SECTION 2.1 DISCLOSURE SCHEDULE. Attached to this Agreement as Schedule 2.1 is a disclosure schedule (the "DISCLOSURE SCHEDULE") which includes exceptions to the representations and warranties set forth below. The Disclosure Schedule shall be updated through the Closing Date.

SECTION 2.2 ORGANIZATION AND STANDING OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

SECTION 2.3 AUTHORIZATION. Seller has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by the Seller's Board of Directors and sole shareholder. This Agreement constitutes the valid and binding agreement of Seller, enforceable in accordance with its terms, except as such enforcement may be affected or limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights and to general equitable principles.

SECTION 2.4 INSURANCE. Seller has property, fire and casualty insurance policies (subject to reasonable deductibles), sufficient to allow it to replace any of the Purchased Assets that may be damaged or destroyed prior to the Closing Date.

SECTION 2.5 LEASED REAL PROPERTY. Seller leases real property at 140 East Chestnut, Monrovia, California 91016. Seller is not in default under the material terms of such lease.

SECTION 2.6 TITLE TO PERSONAL PROPERTY. Seller has good, valid and marketable title to all of the Purchased Assets set forth on Schedules 1.1(a) and 1.1(b), free and clear of all claims, liens, mortgages, security interests, encumbrances, charges or other restrictions. All Purchased Assets owned or leased by Seller will be in the possession of Seller on the Closing Date, except as otherwise disposed of in the ordinary and usual course of Seller's business

SECTION 2.7 LITIGATION OR CLAIMS. There is no suit, action, proceeding (legal, administrative or otherwise), arbitration, claim, investigation or inquiry (by an administrative agency, governmental body or otherwise) pending or threatened against Seller concerning the Purchased Assets. Seller does not know, or have grounds to know, of any basis for any such claim or litigation. There is no outstanding judgment, order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal against Seller which affect the Purchased Assets.

SECTION 2.8 NO CONFLICT. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(i) result in the breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or the Bylaws of Seller or any material contract, agreement, lease, commitment, indenture, mortgage, pledge, note, bond, license or other instrument or obligation to which Seller is a party or by which Seller or any of Seller's properties or assets may be bound or affected; or (ii) violate any law or violate any rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body. All consents, approvals or authorizations of or declarations, filings or registrations with any third parties or governmental or regulatory declarations, filings or registrations with any third parties or governmental or regulatory authorities required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby will be obtained or made, as applicable, by Seller prior to the Closing Date.

SECTION 2.9 ASSUMED CONTRACTS. Seller is not in default, and no event has occurred which would with notice or the passage of time constitute a default by Seller, under any of the Assumed Contracts described in Section 1.1(c) of this Agreement. No other party to any such agreements, contracts or leases is in default, and no event has occurred which would with notice or the passage of time constitute a default, under any such agreement, contract or lease.

SECTION 2.10 PRODUCT WARRANTY. Schedule 2.10 contains a true, correct and complete copy of Seller's standard warranty or warranties for sales or servicing of Products (as defined below) and, except as stated therein, there are no other oral or written (expressed or implied) warranties, commitments or obligations with respect to the return, repair or replacement of Products. As used in this Section, the term "PRODUCTS" means those products set forth on Schedule 2.10 which are sold or serviced by Seller. The Opening and Closing Balance Sheet sets forth a reasonable reserve for


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anticipated future warranty and repair work by Buyer on Products sold by Seller prior to the Closing Date based upon Seller's historical costs and expenses and its prior historical practices.

SECTION 2.11 ACCOUNTS RECEIVABLE. All accounts receivable reflected on the Opening Balance Sheet, and as incurred in the normal course of RJS' business since the date thereof, represent arms length sales actually made in the ordinary course of business; are collectible (net of the reserves shown on the Opening Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Schedule 1.1(g) contains an aged schedule of accounts receivable included in the Opening Balance Sheet; provided, however, such Schedule 1.1(g) shall change through the closing date based upon collection of Accounts Receivable and the creation of new Accounts Receivable.

SECTION 2.12 FINANCIAL STATEMENTS; OTHER INFORMATION. Seller has delivered to Buyer the Opening Balance Sheet, as at October 31, 1997. The Opening Balance Sheet is complete and correct in all material respects and has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as disclosed therein).

SECTION 2.13 PATENTS, TRADEMARKS, ETC. Seller owns or possesses all of the patents, trademarks, service marks, trade names, copyrights and licenses listed on Schedule 1.1(d) and rights with respect to the foregoing. Seller has no actual knowledge (as defined below) of any persons using any inventions, processes, models, designs or formulas so as to infringe on or violate any patent or other rights of Seller. The term "Knowledge" for purpose of this Agreement, shall mean the actual knowledge of Seller's executive officers.

SECTION 2.14 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of, or designation, declaration or filing with, any government authority on the part of Seller is required in connection with the valid execution and delivery of this Agreement or the sale or delivery of the Purchased Assets, or the consummation of any other transaction contemplated hereby.

SECTION 2.15 LABOR MATTERS. No employees of RJS are represented by any labor organization, and no labor organization, or group of employees of RJS has made a demand for recognition, has filed a petition seeking a representation proceeding or has given RJS a written notice of any intention to hold an election for collective bargaining representative. No strike, picketing, organized work stoppage or similar action is pending or threatened against RJS by its employees or any labor union representing its employees, and there have been no strikes, picketing or organized work stoppage as a result of labor disputes in the last five years.

SECTION 2.16 STATUS OF MAJOR CUSTOMERS. To Seller's knowledge (as defined in
Section 2.13), none of the RJS' major customers who constituted five percent (5%) or more of its total sales during the twelve (12) months prior to the Closing have informed RJS' management of their intention to cease being a customer of RJS during the twelve (12) months following the Closing, although RJS has not sought any assurance from any such customers of their continued patronage.

SECTION 2.17 INVENTORY. Except to the extent of a reserve in the Opening Balance Sheet, all Inventory of Seller reflected on the Opening Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business within twelve (12) months after the Closing Date, has a commercial value at least equal to the value shown on such balance sheet and is valued in accordance with generally accepted accounting principles at the lower of cost or market. All Inventory purchased since the date of such balance sheet consists of a quality and quantity usable and saleable in the ordinary course of business.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

SECTION 3.1 CORPORATE STATUS. Buyer is a corporation duly organized and validly existing under the laws of the State of California and in good standing thereunder.

SECTION 3.2 AUTHORIZATION. Buyer has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly


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and validly authorized by the Buyer's Board of Directors and no other consent or approval is required. This Agreement and each document, instrument and certificate executed and delivered in connection with the transactions described herein has been duly and validly executed and delivered Buyer. This Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be affected or limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights and to general equitable principles.

SECTION 3.3 CONSENTS AND APPROVALS; NO VIOLATION. No filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Seller and Buyer of the transactions contemplated hereby.

                                    ARTICLE 4
                                     CLOSING

SECTION 4.1 CLOSING. The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") to be held in the offices of Seller at 41 Moreland Rd., Simi Valley California, or at such other place as the parties may mutually agree in writing, upon the satisfaction or waiver of all of the conditions set forth in Article 6 and Article 7 (the "Closing Date").

SECTION 4.2 OBLIGATIONS OF SELLER. At the Closing, unless otherwise waived by Buyer, Seller shall deliver to Buyer:

                  (a) BILLS OF SALES. Bills of sale, endorsements, assignments and such other instruments of transfer as are sufficient, in the reasonable judgment of Buyer and its counsel, to vest in Buyer good and marketable title to the Purchased Assets, free and clear of any and all claims, liens, mortgages, security interests, encumbrances, charges or other restrictions, except for Assumed Liabilities.

                  (b) COMPLIANCE CERTIFICATE. A certificate signed by the Chief Executive Officer or Vice President of Seller that each of the representations and warranties made by it in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Seller has performed and complied with all of Seller's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  (c) OPINION OF COUNSEL. A written opinion of Graven, Perry, Block, Brody & Qualls, counsel to Seller, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit B hereto.

                  (d) CERTIFIED RESOLUTIONS. A certified copy of the resolutions of the Board of Directors and the shareholder of Seller authorizing and approving this Agreement and the consummation of this transaction contemplated by this Agreement.

                  (e) LICENSE AGREEMENT. The License Agreement duly executed by Eltron and Buyer, in the form of Exhibit D.

                  (f) ESCROW AGREEMENT. The Escrow Agreement duly executed by Seller in the form of Exhibit E.

                  (g) OTHER RECORDS. All records and other documents to be acquired by Buyer pursuant to Section 1.1 of this Agreement.

SECTION 4.3 OBLIGATIONS OF BUYER. At the Closing, unless otherwise waived by Seller, Buyer shall deliver to Seller:

                  (a) PURCHASE PRICE. The Purchase Payment provided for in
Section 1.2 of this Agreement.

                  (b) ASSUMPTION OF LIABILITIES. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Seller and its counsel to evidence the assumption of the Assumed Liabilities.


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                  (c) COMPLIANCE CERTIFICATE. A certificate signed by the Chief
Executive Officer or Vice President of Buyer that each of the representations and warranties made by Buyer in this Agreement are true and are correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Seller), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  (d) OPINION OF COUNSEL. A written opinion of Kirshman & Harris, counsel to Buyer, dated as of the Closing Date, addressed to Seller, in substantially the form of Exhibit C hereto.

                  (e) CERTIFIED RESOLUTIONS. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  (f) LICENSE AGREEMENT. The License Agreement duly executed by Eltron and Buyer in the form of Exhibit D.

                  (h) ESCROW AGREEMENT. The Escrow Agreement duly executed by Buyer in the form of Exhibit E.

SECTION 4.4 FURTHER DOCUMENTS OR NECESSARY ACTION. Buyer and Seller agree to take all such further actions on or after the Closing Date as Buyer or Seller may deem to be reasonably necessary, desirable or appropriate in order to effectuate the transactions contemplated in this Agreement.

                               ARTICLE 5 COVENANTS

SECTION 5.1 EMPLOYEES.

                  (a) "Affected Employees" shall mean employees of RJS who may be employed by Buyer immediately after the Closing.

                  (b) Buyer may offer employment to, and Seller shall cooperate and assist Buyer in its efforts to hire, the employees listed on Schedule 2.4, whether on a permanent or on an interim basis, on terms and conditions comparable to the employment terms currently provided by Seller.

                  (c) Seller agrees to satisfy, or cause Seller's insurance carriers to satisfy, all claims for benefits under Seller's employee benefit programs brought by Affected Employees which claims arise out of events occurring on or prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable workers' compensation statutes without interruption as a result of the employment by Buyer of any such employees after the Closing Date.

                  (d) Seller agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees hired by Buyer paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Closing Date. Seller also agrees to issue Forms W-2 for wages paid through the Closing Date. Except as set forth in this Agreement, Buyer shall be responsible for all payroll and payroll tax obligations arising after the Closing Date for employees hired by Buyer.

                  (e) To the extent permitted by law, Seller shall use its best efforts to assign to VSI all of their rights, if any, under all confidentiality agreements and noncompetition agreements that either of them may have with any person or entity including, but not limited to, any consultants, current RJS employees, former RJS employees, and current or former Eltron employees, to the extent that they performed services related to the Purchased Assets. Seller shall execute any other documents reasonably required to perfect the foregoing assignments.

SECTION 5.2 PERFORMANCE OF WARRANTY WORK. Following the Closing, Buyer shall assume, as part of the Assumed Liabilities, all responsibility for and shall perform, or cause to be performed, all of the warranty work listed on Schedule 1.3(b).


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SECTION 5.3 BROKER'S FEES. Buyer and Seller represent to each other that neither has incurred any liability for any broker or finder's fees, agents, commissions, financial adviser's fees or other similar fees (collectively, "BROKER'S FEES") with respect to this Agreement or the consummation of the transactions contemplated hereby

SECTION 5.4 CONDUCT OF BUSINESS PENDING THE CLOSING. During the period from the date of this Agreement to the Closing Date, Seller shall conduct its operation of the business, and the Purchased Assets in the ordinary and usual course. Seller shall pay and discharge all obligations and indebtedness as they come due in a manner consistent with past practice.

SECTION 5.5 NOTICE OF BREACH OR FAILURE OF CONDITION. Prior to the consummation of the transactions contemplated by this Agreement, Seller, on the one hand, and Buyer on the other hand, agree to give prompt notice to the other of the occurrence of any event or the failure of any event to occur that might preclude or interfere with the satisfaction of any condition precedent to the obligations of Seller or Buyer under this Agreement.

SECTION 5.6 EXPENSES. Whether or not the transactions under the Agreement are consummated, all costs and expenses in connection with this Agreement and the related transactions shall be paid and be the sole responsibility of the party which incurred the expense or cost.

SECTION 5.7 BEST EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto, by action of their proper officers and directors or otherwise, shall take all such necessary action.

SECTION 5.8 CONSENTS. Each of the parties hereto will use its best efforts to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated hereby.

SECTION 5.9 ACCESS TO INFORMATION. Buyer may upon reasonable notice be provided reasonable access during normal business hours, to view RJS' facilities and the Purchased Assets and to meet with RJS' employees, and Seller shall use its best efforts to cause its representatives to furnish promptly to Buyer and its representatives such additional financial and operating data and other information as to the business as Buyer may from time to time reasonably request. After Buyer has completed and is satisfied with its due diligence review of the facilities, Purchased Assets and employees, then Buyer may request to contact certain of RJS' customers and Seller will arrange with the Buyer for contact with RJS' customers with the mutual participation of a Seller employee.

SECTION 5.10  CONFIDENTIAL INFORMATION

            (a) PRESERVATION OF CONFIDENTIALITY. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, both parties acknowledge that they will have access to confidential information of the other party. The party receiving such confidential information (the "RECEIVING PARTY") shall treat such information as confidential, preserve the confidentiality thereof and not disclose the information received from the other party (the "DISCLOSING PARTY"), except to its respective representatives in connection with the transactions contemplated hereby. The Receiving Party agrees to maintain in confidence, and not to disclose to any third party, any ideas, methods, developments, inventions, improvements and business plans and information which are the confidential information of the Disclosing Party. If, however, confidential information is disclosed, the party shall immediately notify the other party in writing and take all steps required to prevent further disclosure.

            (b) PROPERTY RIGHT IN CONFIDENTIAL INFORMATION. Until the Closing, all of Seller's information shall remain its sole property. In the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other party, all documents, work papers and other material (including all copies thereof) obtained from the Disclosing Party or its employees in connection with the transactions contemplated hereby and will use all reasonable efforts, including, without limitation, instructing in writing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public. If the Receiving Party is compelled by legal process to disclose any confidential information of the Disclosing Party, the Receiving Party shall provide the Disclosing Party with prompt written notice of such request.

SECTION 5.11 CHANGE OF CORPORATE NAME. Within ten (10) days of the closing, Seller shall change its corporate name to a new name bearing no resemblance to its present name so as to permit the use of its present name by Buyer. Seller shall authorize and consent to Buyer's reservation with the Secretary of State's office any corporate name using the "RJS" name.

SECTION 5.12 SOLICITATION OF EMPLOYEES. For a period of one (1) year after the closing of this Agreement, neither party nor its directors, officers and employees and affiliated companies (including its parent corporation) will, directly or indirectly, either for itself or for any other person, firm, company or corporation, attempt to solicit, divert or take away any of the employees of the other party.

SECTION 5.13 CONSULTING SERVICES. After the Closing Date, the parties shall allow each other to use the consulting services of the employees of the other party on the terms and conditions set forth on Schedule 5.13.

SECTION 5.14 INDEMNIFICATION FOR FAILURE TO COMPLY WITH BULK SALE NOTICE. To the extent Seller may be required to give a "bulk sale" notice to its creditors and others of the sale of the Purchased Assets to Buyer, Seller shall indemnify and hold Buyer harmless from any and all costs, liabilities, damages or obligations which arise or result from Seller's failure to provide such notice.

SECTION 5.15 MUTUAL ACCESS TO RECORDS, POST CLOSING. Following the Closing, Buyer and Seller shall allow each other reasonable access during normal business hours to view and copy records or documents relating to or concerning the Purchased Assets for a reasonable business purpose (e.g. tax filings, accounting and financial reporting, responding to creditors or customer claims, etc.).

SECTION 5.16 MONROVIA FACILITY. As soon as practicable after the Closing Date, Buyer intends to remove from Seller's facility, located at 140 East Chestnut, Monrovia, California 91016, the physical assets being purchased pursuant to this Agreement. Seller shall allow Buyer to use such facility for up to 90 days after the Closing Date for a daily license fee of $335. Buyer shall give Seller 35 day's written notice prior to moving from such facility. Buyer shall indemnify Seller under the terms of Section 8.3 for any claim, action, suit or proceeding which arise from or relate to Buyer's use of the facility from and after the Closing Date. Buyer shall remove the Purchased Assets from the facility without causing any damage to the premises (other than such damage which is necessary and reasonable).

SECTION 5.17 FURTHER ASSURANCES. Following the Closing, at either party's request and without further consideration, the other party will execute and deliver such documents and take such other action as the requesting party may reasonably request in order to consummate the transactions contemplated hereby, including the vesting in Buyer of good title to the Purchased Assets.

                                    ARTICLE 6
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

      All obligations of Buyer under this Agreement are, except to the extent expressly waived in writing by Buyer, subject to the satisfaction by Seller prior to or at the Closing of all of the following conditions:

SECTION 6.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of Seller in this Agreement shall in all material respects be true and correct when made and shall be true and correct on the Closing Date as though such representations and warranties were made again on the Closing Date.

SECTION 6.2 PERFORMANCE. Seller shall have performed and complied with all conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

SECTION 6.3 SELLER'S CERTIFICATE. Buyer shall have received a certificate signed by Seller and dated as of the Closing Date to the effect that all representations and warranties made in this Agreement by Seller were on the date of this Agreement and on the Closing Date true and correct in all material respects and that Seller has performed in all material respects the obligations, agreements and covenants undertaken by Seller in this Agreement to be performed on or prior to the Closing Date.

SECTION 6.4 NO ADVERSE CHANGES. Except as contemplated by this Agreement or in the Disclosure Schedule, there shall have been no material adverse change in the condition of the Purchased Assets from the Date of this Agreement to the Closing Date.

SECTION 6.5 LITIGATION. Without limiting the warranty in Section 2.8, on the Closing Date none of the parties shall be subject to any order, decree or injunction of a court or any governmental commission, board, agency or other instrumentality restraining or prohibiting the consummation of the transactions contemplated by this Agreement, and no investigation by any governmental or other agency shall be pending or threatened which might result in any such litigation or other proceeding.

SECTION 6.6 NO CASUALTY. Except as provided in the Disclosure Schedule, the Purchased Assets, except for use or consumption by Seller during the ordinary and usual course of business, shall not have been adversely affected in any material way as a result of any accident or other casualty or act of God.

SECTION 6.7 CONSENTS AND APPROVALS. All approvals, consents and waivers that are required to effect the transactions contemplated under this Agreement shall have been received and shall be in full force and effect. Such consents include, but are not limited to, consent to all required filings, declarations or notices with or to third parties shall also have been made or given.

                                    ARTICLE 7
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

      All obligations of Seller under this Agreement are, except to the extent expressly waived in writing by Seller, subject to the satisfaction by Buyer prior to or at the Closing of all of the following conditions:

SECTION 7.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of Buyer in this Agreement shall be true and correct when made and shall be true and correct on the Closing Date as though such representations and warranties were made again on the Closing Date.

SECTION 7.2 PERFORMANCE. Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

SECTION 7.3 BUYER'S CERTIFICATE. Seller shall have received a certificate signed by Buyer and dated as of the Closing Date to the effect that all representations and warranties made in this Agreement by Buyer were on the date of this Agreement and on the Closing Date true and correct in all material respects and that Buyer has performed in all material respects the obligations, agreements and covenants undertaken by Buyer in this Agreement to be performed on or prior to the Closing Date.

SECTION 7.4 LITIGATION. On the Closing Date none of the par-ties shall be subject to any order, decree or injunction of a court or any governmental commission, board, agency or other instrumentality restraining or prohibiting the consummation of the transactions contemplated by this Agreement, and no investigation by any governmental or other agency shall be pending or threatened which might result in any such litigation or other proceeding.

SECTION 7.5 CONSENTS AND APPROVALS. All approvals, consents and waivers that are required to effect the transactions contemplated under this Agreement shall have been received and shall be in full force and effect. All required filings, declarations or notices with or to third parties shall also have been made or given.

                                    ARTICLE 8
                                 INDEMNIFICATION

SECTION 8.1 INDEMNITY BY SELLER OF BUYER. Seller shall defend, indemnify and hold harmless Buyer and its affiliates, employees, representatives, officers, directors and agents, against and in respect of any and all loss, cost, damage, liability, obligation, expense or deficiency suffered as a result of:

                  (a) LIABILITIES. Any and all liabilities, obligations or debts of Seller of any nature, whether accrued, absolute, contingent or otherwise, other than the Assumed Liabilities (as such term is defined in Section 1.3(b) of this Agreement);

                  (b) BREACH OF COVENANTS, REPRESENTATIONS OR WARRANTIES. Any and all inaccuracies or breaches of any representations, warranties, covenants or obligations given by Seller to Buyer in this Agreement; and

                  (c) EXPENSES. Any and all loss, cost, damage or expense incurred with respect to any claims, actions, suits, proceedings or assessments arising out of matters described in subsections (a) or (b) above, or the settlement thereof, including, without limitation, accounting and legal fees. Seller shall reimburse Buyer from time to time after the Closing Date in respect of any liability or claim to which the foregoing indemnification relates within ten (10) days of receipt of a written itemized accounting of the same from Buyer.

                  (d) SECURITY FOR INDEMNITY OBLIGATIONS. To secure Seller's indemnity obligations under this Section 8.1, a portion of the Purchase Price equal to $150,000 shall be deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement in accordance with Section 1.2.

SECTION 8.2 INDEMNITY BY BUYER OF SELLER. Buyer shall defend, indemnify and hold harmless Seller and its affiliates, employees, representatives, shareholders, officers, directors and agents, against and in respect of any and all loss, cost, damage, liability, obligation, expense or deficiency suffered as a result of:

                  (a) LIABILITIES. Any and all Assumed Liabilities of any nature, whether accrued, absolute, contingent or otherwise, as such term is defined in Section 1.3(b) of this Agreement;

                  (b) BREACH OF REPRESENTATIONS OR WARRANTIES. Any and all inaccuracies or breaches of any representations, warranties, covenants or obligations given by Buyer to Seller in this Agreement; and

                  (c) EXPENSES. Any and all loss, cost, damage or expense incurred with respect to any claims, actions, suits, proceedings or assessments arising out of matters described in subsections (a) or (b) above, or the settlement thereof, including, without limitation, accounting and legal fees. Buyer shall reimburse Seller from time to time after the Closing Date in respect of any liability or claim to which the foregoing indemnification relates within ten (10) days of receipt of a written itemized accounting of the same from Seller.

SECTION 8.3 THIRD-PARTY CLAIMS. If any action, suit, investigation or proceeding shall be threatened or commenced in respect of which the party to be indemnified under either Section 8.1 or 8.2 ("Indemnitee") may demand indemnification under
Section 8.1 or 8.2 herein, Indemnitee shall notify the party who is obligated to indemnify ("Indemnitor") to that effect with reasonable promptness after the commencement of that action, suit, proceeding or investigation, and Indemnitor shall have the opportunity to defend against such action, suit, proceeding or investigation, subject to the limitations set forth below. If Indemnitor elects to defend against any action, suit, proceeding or investigation, Indemnitor shall notify Indemnitee to that effect with reasonable promptness. Indemnitee shall have the right to employ its own counsel and participate in the defense of any such case, but the fees and expenses of counsel shall be at the expense of Indemnitee unless (i) the employment of such counsel at the expense of Indemnitor shall have been authorized in writing by Indemnitor in connection with the defense of the action, suit, proceeding or investigation or (ii) Indemnitor shall have decided not to defend against the action, suit, proceeding or investigation, in either of these cases Indemnitor shall not have the right to direct the defense of the action, suit, proceeding or investigation on behalf of Indemnitee and the fees and expenses relating to such action, suit, proceeding or investigation shall be borne by Indemnitor. Any party granted the right to direct the defense of a claim pursuant to this Article 8 shall (i) keep the other fully informed of the action, suit, proceeding or investigation at all stages thereof whether or not represented and (ii) promptly submit to the other copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received in connection with the action, suit, proceeding or investigation.

SECTION 8.4 AMOUNT LIMITATION. Buyer shall not be entitled to indemnification under this Article 8 for breach of a representation, warranty, covenant or agreement unless the aggregate of the Seller's indemnification obligations exceeds $50,000; but in such event, Buyer shall be entitled to indemnification in full for all breaches of representations, warranties, covenants or agreements up to an aggregate of the Purchase Price for such claims.

SECTION 8.5 SURVIVAL OF INDEMNITY RIGHTS. The right of Buyer or Seller to seek indemnity for claims arising under this Article 8 shall survive the Closing for a period of thirteen (13) months and thereafter no claims may be brought, except for indemnification by Seller of Buyer for third party claims under Section 8.3 (which are subject to statutory statute of limitations).

                                    ARTICLE 9
                                   TERMINATION

SECTION 9.1 TERMINATION. At any time on or prior to the Closing Date, this Agreement may be terminated (a) by the mutual written consent of the Boards of Directors of Seller and Buyer, (b) by Seller if Buyer fails to show, within 10 days of the execution of this Agreement, proof of its ability to fund and pay the Purchase Price, (c) by Seller or Buyer upon the default by the other party in the observance or in the due and timely performance of any of the covenants contained in this Agreement if such breach shall not be cured within ten (10) days of written notice, (d) by Seller or Buyer if there shall have been a material breach by the other party of any of the representations or warranties set forth in this Agreement if such breach shall not be cured within ten (10) days of written notice, (e) if any of the conditions of this Agreement to be complied with or performed by Seller or Buyer on or before the Closing Date shall not have been complied with or performed by such date and such noncompliance or nonperformance shall not have been waived in writing by the other party, then the party to whom the benefit of such condition runs may terminate this Agreement, (f) by Buyer upon written notice to Seller that based upon its due diligence review of Seller and its employees that it has reasonably determined in good faith that previously unknown products and technology of Seller's competitors are reasonably anticipated to cause a reduction during the twenty four (24) months following the Closing of twenty five percent (25%) or more of future sales based upon Seller's historical sales during the twenty four
(24) months prior to the anticipated Closing Date, or (g) by Buyer if, after its due diligence review of the business of RJS and the Purchased Assets, including contact with RJS' customers, Buyer not has received satisfactory assurances from major customers, as defined in Section 2.16, of their continued patronage.

SECTION 9.2 FINAL EXPIRATION. This Agreement shall auto-matically expire if the Closing does not occur on or before February 15, 1998.

SECTION 9.3 EFFECT OF TERMINATION. Termination of this Agree-ment pursuant to this Article 9 shall not in any way restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof.

                                   ARTICLE 10
                                     GENERAL

SECTION 10.1 ARBITRATION. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be exclusively settled by a three-person panel of arbitrators in an arbitration conducted in Los Angeles County, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") as such rules shall be in effect on the date of delivery of demand for arbitration.

            Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators' decision shall be in writing and shall be final and nonappealable. The arbitrators' authority shall include ordering discovery proceedings and the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining or compelling such actions as found by the arbitrators. The arbitrators shall also make a determination regarding whether one party's legal position in any such controversy or claim is the more substantially correct (the "PREVAILING PARTY") and the arbitrators shall require the other party or parties to pay the reasonable legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action. The parties recognize and agree that the remedy of specific performance may be appropriate in order to enforce certain provisions of this Agreement. The parties agree that a party would be entitled to pursue such remedies for emergency or preliminary injunctive or other equitable relief in any court of competent jurisdiction, provided that there would be a stay of such judicial proceedings on the merits of the dispute arising out of or relating to this Agreement pending arbitration of all underlying claims between the parties immediately following the issuance of any such emergency or preliminary injunctive or other equitable relief.

            The arbitrators shall be chosen from a list provided by the AAA as follows: one arbitrator shall be chosen directly by Buyer, one arbitrator shall be chosen directly by the Seller, and the third arbitrator shall be selected by the two arbitrators so chosen.

SECTION 10.2 BINDING EFFECT; BENEFITS; ASSIGNMENT. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the successors and authorized assigns of Seller and Buyer. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement except as expressly indicated herein. Neither Seller nor Buyer shall assign any of their respective rights or obligations under this Agreement to any other person, firm or corporation without the prior written consent of the other party.

SECTION 10.3 DEFINITION OF "ORDINARY AND USUAL COURSE". As used in this Agreement, an activity will be deemed to be in the "ordinary and usual course of business" or "ordinary and usual course" if such activity is performed in accordance with Seller's historical and customary practices with respect to the activity in question.

SECTION 10.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 10.5 PUBLIC DISCLOSURE. Except as required by law, neither Seller nor Buyer shall make any public disclosure of the existence or terms of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

SECTION 10.6 NOTICES. All notices, requests, demands and other communications to be given pursuant to the terms of this when and if delivered or mailed first class, postage prepaid or reputable courier service, delivery charges prepaid:

                  (a)   If to Buyer:
                        Verification System International, Inc.
                        c/o Printronix, Inc.
                        17500 Cartwright Road, P.O. Box 19559
                        Irvine, California 92623-9559

                        Attn: Lisle Pottorff, President

                        with a copy to:
                        Michael S. Harris, Esq.
                        Kirshman and Harris
                        11500 W. Olympic Boulevard, Suite 605
                        Los Angeles, California 90064


                  (b)   If to Seller:

                        RJS, Inc.
                        41 Moreland Road
                        Simi Valley, California 93065

                        Attn: Donald Skinner, Chief Executive Officer


                        With a copy to:

                        Graven, Perry, Block, Brody & Qualls
                        523 West Sixth St., Ste. 1130
                        Los Angeles, California 90014

      Any party may change its address by prior written notice to the other parties.

SECTION 10.7 COUNTERPARTS. This Agreement may be executed in identical counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

SECTION 10.8 EXPENSES. Buyer and Seller shall pay their own respective expenses, costs and fees including, without limitation, attorneys' and accountants' fees incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

SECTION 10.9 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules to this Agreement (including the Disclosure Schedule), and the agreements specifically referred to in this Agreement set forth the entire agreement and understanding of Seller and Buyer in respect of the transactions contemplated by this Agreement and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. Any documents or information delivered by Seller to Buyer prior to the execution of this Agreement, including but not limited to any financial information, projected income statements or balance sheets, which are not expressly incorporated into this Agreement as exhibits or as schedules are expressly excluded from this Agreement. No representation, promise, inducement or statement of intention has been made by Seller or Buyer that is not embodied in this Agreement or in the documents referred to in this Agreement, and neither Seller nor Buyer shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

SECTION 10.10 AMENDMENT AND WAIVER. This Agreement may be amended only by a written instrument executed by Seller and Buyer or, in the case of a waiver, by and behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of any condition or of any breach of any term contained in this Agreement shall be deemed to be or construed as a further or continuing waiver of any such term set forth herein.

SECTION 10.11 SEVERABILITY. Any provision of this Agreement which shall be found to be contrary to California law or otherwise unenforceable shall not affect the remaining terms of this Agreement, which shall be construed in such event as if the unenforceable provision, or clause thereof, were absent from this Agreement.

SECTION 10.12 HEADINGS. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Agreement.

SECTION 10.13 JOINT OBLIGATIONS. The obligations of RJS and Eltron are joint and several, notwithstanding that such parties are referred to collectively as "Seller" in this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



  "BUYER"                              "SELLER"

  Verification Systems                 RJS, Inc.
  International, Inc.



  By: ________________________         By:_____________________________
      Lisle Pottorff, President           Donald Skinner,
                                          Chief Executive Officer


  By: ________________________         By:_____________________________
      J. Edward Belt, Secretary           Kriston D. Qualls, Secretary



                                       Eltron International, Inc.



                                       By:__________________________
                                          Donald Skinner,
                                          Chief Executive Officer


                                       By:_____________________________
                                          Kriston D. Qualls, Secretary